Exhibit Fee Table
Calculation of Filing Fee Table
SCHEDULE 14A
(Form Type)
Preferred Apartment Communities, Inc.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,329,097,714.40	.0000927	$ 308,607.36
Fees Previously Paid	—		—
Total Transaction Valuation	$3,329,097,714.40
Total Fees Due for Filing			$ 308,607.36
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$ 308,607.36
(i)    Title of each class of securities to which the transaction applies:
Common Stock, $0.01 par value per share, of the Registrant (“Common Stock”)
Warrants to Purchase Common Stock (“Company Warrants”)
Series A Redeemable Preferred Stock, par value $0.01 per share of the Registrant (“Series A Preferred Stock”)
Series M Redeemable Preferred Stock, par value $0.01 per share of the Registrant (“Series M Preferred Stock”)
Series A1 Redeemable Preferred Stock, par value $0.01 per share of the Registrant (“Series A1 Preferred Stock”)
Series M1 Redeemable Preferred Stock, par value $0.01 per share of the Registrant (“Series M1 Preferred Stock”)
(ii)    Aggregate number of securities to which the transaction applies:
62,187,375 shares of Common Stock (including 782,273 shares of time vested restricted stock)
9,854,240 shares of Common Stock subject to issuance upon the exercise of Company Warrants
1,194,366 shares of Common Stock underlying performance stock units
12,446 shares of Common Stock underlying market cap restricted stock units (“RSUs”)
30,033 shares of Common Stock underlying time-vested RSUs
526,128 shares of Common Stock subject to issuance upon exchange of Class A units (“Class A units”) of limited partnership interest in Preferred Apartment Communities Operating Partnership, L.P. (including 58,466 Class A units issuable upon conversion of Class B units of limited partnership interest in Preferred Apartment Communities Operating Partnership, L.P.) (such units, “redeemable units”)
1,304,710 shares of Series A Preferred Stock
83,287 shares of Series M Preferred Stock
245,963 shares of Series A1 Preferred Stock

44,053 shares of Series M1 Preferred Stock
(iii)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by adding (a) the product of (i) 63,950,348 shares of Common Stock (including 782,273 shares of time vested restricted stock, 1,194,366 shares of Common Stock underlying performance stock units, 12,446 shares of Common Stock underlying market cap RSUs, 30,033 shares of Common Stock underlying time-vested RSUs and 526,128 shares of Common Stock subject to issuance upon exchange of redeemable units) that are exchangeable for cash in the merger and (ii) the per share common stock consideration of $25.00, (b) the product of (i) 9,854,240 shares of Common Stock subject to issuance upon the exercise of Company Warrants and (ii) $5.31 (which is the excess of the per share common stock consideration of $25.00 over the weighted average exercise price of such Company Warrants of $19.69 per share) and (c) the product of (i) the sum of 1,304,710 shares of Series A Preferred Stock, 83,287 shares of Series M Preferred Stock, 245,963 shares of Series A1 Preferred Stock and 44,053 shares of Series M1 Preferred Stock and (ii) the preferred stock consideration of $1,000 per share (collectively, the “Total Consideration”). The filing fee equals the product of .0000927 multiplied by the Total Consideration.